EXHIBIT 10.35
                                                                   -------------

                 FUNCTIONAL MANAGEMENT TEAM EMPLOYMENT AGREEMENT


THIS AGREEMENT is made between EXTENDED SYSTEMS OF IDAHO, INCORPORATED (ESI) and ____Valerie Heusinkveld_____ (EMPLOYEE) for the employment of EMPLOYEE by ESI.

IT IS AGREED BETWEEN THE PARTIES:

1. EMPLOYMENT: ESI hereby hires EMPLOYEE and EMPLOYEE accepts employment with ESI as ____Chief Financial Officer _____________.

2. TERMS OF EMPLOYMENT: This Agreement shall commence the _____17th__ day of __November_, ___2003 and shall continue until terminated by either party pursuant to paragraph five.

3. COMPENSATION: The EMPLOYEE shall receive as compensation for his/her services the amount of __$13,750_ per __month based on full-time employment (which amount may be increased from time to time, "Base Salary") plus all employee benefits as set forth in the current issue of the Extended Systems Employee Handbook.

4. DUTIES OF EMPLOYEE: EMPLOYEE shall have the duties and authority as set forth in the job description.

5. VACATION: EMPLOYEE shall accumulate paid vacation as set forth in Extended Systems Time-Off Policy.

6. TRAVEL EXPENSES: EMPLOYEE shall be reimbursed for all authorized travel and lodging expenses.

7. FRINGE BENEFITS: Fringe benefits shall be provided by ESI as set forth in the Extended Systems Employee Handbook, which is located on the HR Intranet. I understand that I am responsible for familiarizing myself with the contents of the handbook. I understand that the contents in the Employee Handbook are subject to change at Extended Systems' discretion
      and do not create any contractual commitments by the Company.     vh
      (Employee Initials)                                           ----------

8. DRUG AND ALCOHOL POLICY: EMPLOYEE agrees to abide by the terms of the Extended Systems Drug and Alcohol Policy. Receipt of Drug and Alcohol
      Policy is hereby acknowledged.     vh     (Employee Initials).
                                     ----------

9. NON-DISCLOSURE AGREEMENT: EMPLOYEE agrees to abide by the terms of the Extended Systems Non-Disclosure Agreement.

10. INSIDER TRADING POLICY: EMPLOYEE agrees to abide by the terms of Extended Systems' Insider Trading Policy.

11. NOTICE OF TERMINATION: With or without good cause either party may terminate this agreement by giving fourteen (14) days written notice to the other party. Termination of this Agreement shall not terminate the NONDISCLOSURE AGREEMENT between the parties.

12. SEVERANCE. (a) Termination Without Cause; Constructive Termination. Except as provided in Section 12(b), in the event EMPLOYEE is terminated without cause, or in the event any of the following events occur without EMPLOYEE'S consent: (i) EMPLOYEE is relocated; (ii) EMPLOYEE'S overall compensation package (including but not limited to salary, bonus, commission structure, fringe benefits, perquisites, and vacation time) is detrimentally changed or modified other than in connection with a general change in compensation for all ESI employees or for all ESI employees in any group or classification that includes EMPLOYEE (provided that any reduction in compensation is made as a result of a decline in ESI's economic conditions, is temporary, and is no greater than twenty percent (20%) of Base Salary); or (iii) EMPLOYEE'S position within ESI (including EMPLOYEE'S officer status with ESI or its parent), or any of the duties, responsibilities or requirements of EMPLOYEE'S position, are substantially changed or modified, THEN EMPLOYEE shall be entitled to receive the following: (A) an amount equal to six (6) months of Base Salary at EMPLOYEE'S then current Base Salary; (B) $3,000.00 in lieu of fringe benefits; (C) all salary, vacation time and other benefits earned and accrued to the date of termination; and (D) a pro rata bonus for the year in which termination occurs assuming the EMPLOYEE would have received a bonus. In order to receive the severance payment under this Section 12(a), EMPLOYEE must execute a mutually agreeable form of "Release of All

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      Employment Claims." Participation in all stock option plans, stock purchase plans, and other company personnel benefits shall cease on the EMPLOYEE'S date of termination, subject to the specific provisions of option agreements or plans that may extend EMPLOYEE'S rights beyond the date of termination.

      (b) Change in Control. Notwithstanding the foregoing, if within 12 months following a Change in Control, EMPLOYEE is terminated for any reason other than for cause or any of the following events occur without EMPLOYEE'S consent: (i) EMPLOYEE is relocated; (ii) any component of EMPLOYEE'S compensation package (including but not limited to salary, bonus, commission structure, fringe benefits, perquisites, and vacation time) is detrimentally changed or modified; or (iii) EMPLOYEE'S position within the surviving entity, or any of the duties, responsibilities or requirements of EMPLOYEE'S position, are changed or modified in relation to EMPLOYEE'S position within ESI (including EMPLOYEE'S officer status with ESI or its parent), THEN EMPLOYEE shall be entitled to receive the following: (A) an amount equal to twelve (12) months of Base Salary at EMPLOYEE'S then current Base Salary; (B) $6,000 in lieu of fringe benefits; (C) all salary, vacation time and other benefits earned and accrued to the date of termination; and (D) a pro rata bonus for the year in which termination occurs assuming the EMPLOYEE would have received a bonus. In order to receive the severance payment under this Section 12(b), EMPLOYEE must execute a mutually agreeable form of "Release of All Employment Claims." Furthermore, all unvested ESI stock options held by EMPLOYEE shall automatically vest upon termination (or the occurrence of an event described in Sections 12(b)(i)-(iii)) and, on or before the ninetieth
      (90th) day following termination (or the triggering event, as the case may be), EMPLOYEE shall have the option, exercisable by delivery of written notice of exercise to ESI or its successor, of converting any incentive stock options into nonqualified stock options with an exercise period extending until the earliest of twenty-four (24) months following such date, or the expiration date of such option.

      For purposes of this Agreement, a "Change In Control" shall mean the occurrence of any of the following events:

                        A third "person," including a "group," but excluding an existing stockholder of ESI who is the "beneficial owner" (as these terms are defined in or for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and as in effect on the date hereof) of more than 20% of the total number of votes that may be cast for the election of directors of ESI,
                        (A) becomes the beneficial owner of shares of ESI having more than 50% of the total number of votes that may be cast for the election of directors of ESI, or (B) otherwise is able to appoint, designate or control, by proxy, agreement or otherwise, a majority of the directors of ESI;

                        The merger or consolidation of ESI with or into any other corporation or entity or the merger or consolidation of any other corporation or entity into or with ESI, in which case those persons who are stockholders of ESI immediately prior to such merger or consolidation do not receive, as a result of such merger or consolidation, more than 50% in voting power of the outstanding capital stock of the surviving corporation; or

                        Any sale or transfer in a single transaction or series of related transactions of more than 50% of fair market value of ESI's assets.

      Notwithstanding the above, ESI and EMPLOYEE acknowledge that this Section 12(b) shall be triggered and EMPLOYEE shall be entitled to severance thereunder if after execution of a definitive agreement but prior to the actual closing of a Change in Control, EMPLOYEE is terminated in relation to the Change in Control.

      Payments. Severance payments may be paid in one lump sum or in installments at the option of EMPLOYEE.

      Excess Parachute Payments. If any portion of the payments or benefits under this Agreement or any other agreement or benefit plan of the Company (including stock options) would be characterized as an "excess parachute payment" to the Employee under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Employee shall be paid any excise tax that the Employee owes under Section 4999 of the Code as a result of such characterization, such excise tax to be paid to the Employee at least ten (10) days prior to the date that he or she is obligated to make the excise tax payment. The determination of whether and to what extent any

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      payments or benefits would be "excess parachute payments" and the date by which any excise tax shall be due, shall be determined by recognized tax counsel selected by ESI and reasonably acceptable to the Employee.

      Except as specifically set forth herein, the Agreement shall remain in full force and effect. This Amendment shall be governed in all respects by the internal laws of the state of Idaho (without regard to its conflicts of laws principles). This Amendment may be executed in counterparts, each of which shall be an original and all of which together shall constitute the same document. This Amendment shall be binding upon, and inure to the benefit of, the parties and their respective permitted successors and assigns.

                                         Extended Systems of Idaho, Incorporated


                                         By:  /s/ Charles W. Jepson
                                              --------------------------
                                         Its:  President and CEO
                                               -----------------


Accepted and Approved By:


/s/ Valerie A. Heusinkveld
--------------------------------
Employee